Exhibit 99.1

PRESS RELEASE DATED APRIL 7, 2022

HF FOODS ANNOUNCES RECEIPT OF NON-COMPLIANCE LETTER FROM NASDAQ

Las Vegas, NV – April 7, 2022 – HF Foods Group, Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), announced today that the Company received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) on April 1, 2022 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Nasdaq notification letter was sent as a result of the Company’s delay in filing its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”). The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.
The Company filed a Notification of Late Filing on Form 12b-25 on March 16, 2022. In the Form 12b-25, the Company indicated that the filing of the Form 10-K would be delayed as a result of an ongoing review of accounting issues relating to the Company’s business combination with B&R Global Holdings, Inc. (“B&R Global”) on November 4, 2019 in response to a SEC comment letter. Additional factors leading to the delay in filing the Form 10-K, as disclosed in the Form 12b-25, are the Company’s ongoing integration following the acquisition of B&R Global and increased absenteeism due to COVID 19-related illnesses.
Under Nasdaq rules, the Company has 60 calendar days, or until May 31, 2022, to submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules. The Company also may regain compliance at any time during this period by filing with the SEC the Form 10-K, as well as any subsequent periodic financial reports that may become due, and continuing to comply with Nasdaq’s other continued listing requirements.
The Company’s management is working diligently with its independent registered accounting firm and other advisors to resolve all of the outstanding issues aforementioned. The Company intends to file with the SEC the Form 10-K and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.
About HF Foods Group, Inc.
HF Foods Group, Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 16 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 12,500 established customers in over 40 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com

1